Exhibit (e)

Certification under Rule 466

The depositary, Deutsche Bank Trust Company Americas, represents and certifies the following:

(1)            That it previously had filed a registration statement on Form F-6 (Hochtief AG, 333-228091), which the U.S. Securities and Exchange Commission declared effective, with terms of deposit identical to the terms of deposit of this Form F-6 Registration Statement except for the shares represented by the American Depositary Shares and the name of the issuer of such shares; and

(2)            That its ability to designate the date and time of effectiveness under Rule 466 has not been suspended.

By:	DEUTSCHE BANK TRUST COMPANY AMERICAS, Depositary

By:	/s/ Michael Tompkins
Name: Michael Tompkins
Title: Director

By:	/s/ Robert Bruder
Name: Robert Bruder
Title: Vice President